Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Robbins & Myers, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated October 26, 2010, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc., and the effectiveness of internal control over financial reporting of Robbins & Myers, Inc., included in its Annual Report (Form 10-K) for the year ended August 31, 2010, filed with the Securities and Exchange Commission.
Dayton, OH
November 5, 2010